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                                                                     EXHIBIT 5.1


                                 King & Spalding
                              191 Peachtree Street
                             Atlanta, Georgia 30303
                            Telephone: (404) 572-4600
                            Facsimile: (404) 572-5100


                                  May 13, 1998



Alrenco, Inc.
714 E. Kimbrough Street
Mesquite, Texas   75149

         Re:      Registration Statement on Form S-8

Ladies and Gentlemen:

         We have acted as counsel for Alrenco, Inc. (the "Company") in connection with the preparation and filing of a registration statement on Form S-8 (the "Registration Statement"), relating to the registration by the Company under the Securities Act of 1933, as amended (the "Act"), of up to 1,048,357 shares of the Company's common stock, no par value (the "Common Stock"), to be issued by the Company from time to time pursuant to the RTO, Inc. 1996 Stock Option Plan for Non-Employee Directors and the RTO, Inc. 1996 Employee Stock Option Plan, both of which were assumed pursuant to the Agreement and Plan of Merger, as amended, dated September 28, 1997, between the Company and RTO, Inc.

         In connection with this opinion, we have considered such matters of law and examined the originals or copies, certified or otherwise identified to our satisfaction, of such documents and corporate and other records and have obtained such certificates, letters, representations and information from the officers, directors and employees of the Company and from others as we have deemed necessary or appropriate to enable us to render the opinions expressed herein.

         Based upon and in reliance upon the foregoing, and subject to the qualifications and assumptions set forth below, it is our opinion that, when (a) the Registration Statement has become effective in accordance with the Act and the rules and regulations thereunder and (b) the Common Stock has been duly delivered against payment therefor or receipt by the Company of such lawful consideration for which shares of the Common Stock to be issued by the Company has occurred, then the Common Stock will be (i) duly authorized and (ii) legally issued, fully paid and nonassessable.

         Our opinion is limited by and subject to the following:

         (a) In rendering our opinion we have assumed that, at the time of each issuance and sale of the Common Stock, the Company will be a corporation validly existing and in good standing under the laws of the State of Indiana.

         (b) In our examination of all documents, certificates and records, we have assumed without investigation the authenticity and completeness of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity and completeness of the originals of all documents submitted to us as copies. We have also assumed the genuineness of all signatures, the legal capacity of natural persons, the

                                  Ex. 5.1 -- 1

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authority of all persons executing documents on behalf of the parties thereto other than the Company, and the due authorization, execution and delivery of all documents by the parties thereto other than the Company.

         (c) Our opinion is based solely on and limited to the federal laws of the United States of America. We express no opinion as to the laws of any other jurisdiction.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                    Very truly yours,

                                    KING & SPALDING



                                  Ex. 5.1 -- 2